                                                                   EXHIBIT 10.25

         AGREEMENT made February __, 2003 by and between Vital Living, Inc., a Nevada corporation, having its executive offices at 5080 North 40th Street, Phoenix, Arizona 85015 (the "Company") and Healthcare Financial Services, Inc., a Nevada corporation having its executive offices 34522 N. Scottsdale Rd. Suite D-8 #436 Scottsdale, AZ 85262 (the "Representative").

         The parties agree as follows:

         1.       Appointment as exclusive agent.

                  (a) The Company appoints the Representative as its exclusive Essentum(TM), and Essentum N.P. sales representative to sell the Company's products, as listed in Exhibit A hereof (the "Products"), in and throughout the geographical areas (the "Territory") listed in Exhibit B hereof. Representative and the individual sales agent working for the Representative, as more fully described herein (such individuals are referred to herein as a "Sales Rep") shall be responsible for marketing, locating and contacting, including but not limited to, physicians and health care professionals, distributors, generating phone calls and correspondence, and traveling to and from prospective clients. For purposes of this Agreement "prospective clients and vendors" include but are not limited to physicians, health care professionals and alternative care practitioners.

                  (b) The Representative hereby accepts such appointment and agrees to sell and promote the Products subject to the provisions and conditions of this Agreement.

                  (c) Additional products may be added to the Products by notice from the Company to Representative.

         2.       Territory; other agreements not barred.

                  (a) The Representative recognizes that the Company:

                           (1)      has appointed, or may appoint, other sales
representatives for the representation of the Products in other territories; and

                           (2)      has appointed, or may appoint, other
representatives in the Territory for products of the Company other than the Products.

                  (b) Additional areas may be added to the Territories by the parties' mutual agreement.

         3.       Representative's duties. The Representative shall:

                  (a) Use its best efforts to sell and promote the sale of the Products within the Territory and abide by the Company's policies as they are communicated to it. Each Sales Rep shall be required to call on a minimum of 25 accounts per week, with the goal of obtaining from each new account a commitment to prescribe the Products for patients (each such Sale, a "Sale") serviced by such account. The sales goal is for each Sales Rep to produce, commencing by the fifth month following the Launch Date (as defined below) (assuming there has not occurred an earlier termination as herein provided) 300 new sales per month. For clarity sake, this amount in total would be a minimum of 1,800 new sales per month (the "Benchmark"). Sale is defined as a minimum of one or more monthly purchases of Essentum(TM) and Essentum N.P.

                  (b) Representative shall have six Sales Reps devoted to selling the Products allocated among the Territory as follows: Portland, Seattle, "Bay Area" California, Orange County, California and Atlanta. Each Sales Rep shall report to sales manager Javier Ledesma ("Ledesma"), whose employment by Representative is a condition precedent to this transaction.

                  (c) Devote such time as may be reasonably necessary for the purpose of selling or promoting the sale of the Products.

                  (d) Handle no other products which are competitive with the Products without the Company's prior written consent and discontinue the sale of such competitive products when notified by the Company.

                  (e) Conduct its business in its own name, maintain a sales office and pay, subject to the terms of this Agreement, its own expenses and those of its Sales Rep.

                  (f) Representative will keep Company advised on a weekly basis (or sooner) by phone, facsimile or letter, as to the progress of the above-mentioned project and any and all prospects approached. Company shall be supplied with prospect names, mailing addresses, telephone and facsimile numbers by Representative immediately upon request by Company or its agent(s).

         4.       Company's duties; pricing.

                  (a) The Company shall not directly quote on the Products to any customer in the Territory, and shall refer all such inquiries to the Representative.

                  (b) With the Company's prior written consent, the Representative may quote on or attempt to sell the Products outside the Territory. The Company's consent shall be effective only on a case-by-case basis, and shall not be interpreted to extend the Representative's rights hereunder to such geographical areas with respect to the Products unless Exhibit B is amended in writing.

                  (c) The Company shall furnish to the Representative upon request, pricing, delivery, and technical information covering the Company's products described in Exhibit A as they may relate to the Representative's sales efforts.

                  (d) The Company shall furnish from time to time to the Representative information concerning the availability of new products or processes which may be marketable in the Territory. However, such products or processes shall not be included in this Agreement unless Exhibit A is so amended.

                  (e) Representative will receive appropriate credit in manuals, brochures and other printed material(s) where such credits would normally be given.

                  (f) The Company shall quote to the Representative its current price list..

                  (g) The Company shall provide, at its own expense, up to two (2) days of training at the Company's office in Phoenix, Arizona for each individual sales person, which training shall occur with all Salespersons in attendance.

                  (h) The Company will provide samples of the Products as may be agreed between the Company and Rep.

                  (i) The Company agrees to pay Representative, on behalf of Ledesma, the sum of $5,000 per month for the first two months of the Agreement. In the event the Company does not terminate this agreement at the end of 60 days (as more fully set forth in Section 11 below), the Company agrees to increase said payment to $6,000 per month. In the event the Company does not terminate this agreement at the end of 90 days (as more fully set forth in Section 11 below), the Company agrees to increase said payment to $6,500 per month, which shall be the rate for the balance of the Term. If, however, the Benchmarks are not reached but the Company nevertheless elects not to terminate this Agreement, the payment shall remain at the rate of $5,000 per month. If, however at the end of 120 days the Benchmarks have been reached the Company will pay Ledisma the difference between what he received and $6,500 per month (i.e., as if he was earning $6,500 per month from the inception).

         5.       Fees

                  (a) The Company shall pay the Representative a commission on sales in accordance with the Company's schedule of commissions, which will include product pricing, published and distributed quarterly by the Company. In no event shall the commissions payable to the Representative be (i) deemed owing prior to the receipt by the Company of the cash amount equal to the indicated sale or (ii) less than those specified in the commission schedule attached hereto as Exhibit D, without the Representative's prior written consent.

                  (b) Representative shall also entitled to seek reimbursement for reasonable expenses incurred in connection with the services to be performed pursuant to this Agreement and pursuant to the budget set forth on Exhibit E; provided however, in no event may the amount sought for reimbursement exceed the sum of $500 US per month; and provided further reimbursement shall be subject to the submission of verification of such expenses in such format (i.e., including original invoices and/or receipts) as Company may require.

                  (c) In the event Representative reaches their benchmark at the end of 120 days, it will receive a success fee of $20,000. In the event Representative is not successful by at least 50%, no payment will be due from the Company. In the event the success is between 50% and 100%, Representative will receive a pro rata share of $20,000. In the event the success is greater than 100%, Representative will receive an additional 5% per sale over benchmark.

                  (d) Each Sales Rep will receive a non-accountable fee of $1,000 per month for the first two months of the Agreement.

                  (e) .All commissions are payable 15 days after the close of each 30 day cycle.

                  (f) Refunds and exchanges will be evaluated with mutually agreed upon resolution.

                  (g) Company agrees to advance representative fixed fees as defined in 4(i) and 5(d) or the first two months of the contract in advance.

         6.       Quotation Period; Approval of Sales.

                  (a) Each quotation given by the Company to the Representative shall be valid for a period of 120 days as to price and delivery.

                  (b) All sales shall be in the name of the Company and shall be subject to the approval of the Company as to the creditworthiness of the potential buyers indicated therein (which approval shall be indicated by the Company's execution of each submitted sales agreement and shall not be deemed). In no event shall any commission be deemed owing unless and until the Company shall have received payment in full in respect of any approved purchase hereunder.

         7. Shipping costs. The Company agrees to the pricing schedule which includes shipping and handling above individual consumers and dispensing practices as attached Exhibit F.

         8.       Trade Secrets - Intellectual Property Rights.

                  (a) Confidential Information. Representative agrees during the term of this Agreement and for two (2) years following thereafter to take all steps reasonably necessary to hold Company's Confidential Information in trust and confidence. "Confidential Information" includes, but is not limited to, technical and business information relating to Company's inventions or products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing and production and future business plans, and any third party's proprietary or confidential information disclosed to Representative in the course of providing services to Company. Notwithstanding the other provisions of this Agreement, nothing received by

Representative will be considered to be Confidential Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Representative from a third party without confidential limitations; (3) it has been independently developed for Representative by personnel or agents having no access to the Company Confidential Information; or (4) it was known to Representative prior to its first receipt from Company.

                  (b) No Conflict of Interest. Representative warrants that to the best of its knowledge, there is no other existing contract or duty on Representative's part inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit
B. Representative further agrees not to disclose to Company, or bring onto Company's premises, or induce Company to use any confidential information that belongs to anyone other than Company or Representative.

                  (c) Disclosure of Work Product. As used in this Agreement, the term "Work Product" means any new or useful discover, improvement or invention whether or not patentable, and all related know-how, trademarks, formulae, processes, marketing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Representative agrees to disclose promptly in writing to Company or any person designated by Company, all Work Product which is solely or jointly conceived, made reduced to practice, or learned by Representative in the course of any work performed for Company.

                  (d) Assignment of Representative Work Product. Representative irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the "Intellectual Property Rights"). Representative retains no rights to use the Company's Work Product and agrees not to challenge the validity of Company's ownership in the Company's Work Product.

                  (e) Waiver of Assignment of Other Rights. If Representative has any rights to the Company Work Product that cannot be assigned to Company, Representative unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company's request and expense, to consent to and join in any action to enforce such rights. If Representative has any right to the Company Work Product that cannot be assigned to Company or waived by Representative, Representative unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, world wide, full paid and royalty-fee license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

                  (f) Assistance. Representative agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company's rights in Company Work Product and to execute, when requested any other documents deemed necessary by Company to carry out the purpose of this Agreement. Representative agrees to execute upon Company's request, a signed transfer of copyright to Company in the form attached to this Agreement as Exhibit E for all Company Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports. In the event that Company is unable for any reason to secure Representative's signature to any document required to apply for or execute any patent, copyright, contract or other application with respect to any Company Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Representative hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agents and attorneys in fact to act for and in its behalf and instead of Representative, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, contracts or other rights thereon with the same legal force and effect as if executed by Representative.

                  (g) Return of Company Property. Upon termination of this Agreement for any reason or in any manner, or at any earlier time upon Company's request, Representative agrees to promptly deliver all Company property, including but not limited to all tangible embodiments of the Company Work Product, and all copies of Company property in Representative's possession to Company.

         9.       What did this mean?  Moved last change to 5(e)

10.      Termination.

                  (a) The initial test shall be for sixty (60) days from the Launch Date . It is anticipated that the Launch Date shall be March 24th, 2003, which date may be modified by a written amendment by the parties. This agreement may be terminated by the Company, in its sole and absolute discretion. if, (i) 60 days after the Launch Date, the aggregate result of all of the Sales Reps is not at 60% of the Benchmark or (ii) 90 days after the Launch Date, the aggregate result of all of the Sales Reps is not at 80% of the Benchmark. In the event these levels are not reached, the Company, in its sole and absolute discretion, may also elect to terminate a partial termination of the Agreement such that the Company may elect to maintain one of more of the areas of cities comprising the Territory, but terminating the Company as to other cities or areas, Exhibit G.

                  (b) This Agreement shall be for a period of 120 days, unless extended, in writing, by the parties hereto.

                  (c) This Agreement may be terminated by the Company at any time Ledesma is no longer employed by the Representative.

         11.      Consequences of termination. Upon termination:

                  (a) The Representative shall be entitled to commissions on all orders received by the Company prior to the expiration of the Agreement, regardless of time of shipment.

Within 15 days after the expiration of this Agreement, the Representative shall give to the Company a list of all outstanding quotations made by the Representative on the Company's products. The Company shall deliver all orders which may result from the quotations cited above, provided that it receives such orders within the validity periods of the respective quotations or any extensions thereof. The Representative shall be entitled to commissions on such orders as well.

                  (b) All catalogs, samples and price lists issued by the Company and in the possession of the Representative shall be promptly returned to the Company. All other records pertaining to prices, quotations, specifications and customers shall be treated as if they were the Company's confidential property.

                  (c) During and for a period of two (2) years immediately following termination of this Agreement by either party, Representative agrees not to solicit or induce any employee or independent contractor or consultant to terminate or breach an employment, contractual or other relationship with Company.

         12. No employment contract. Nothing contained in the Agreement shall be construed to constitute the Representative as a partner, employee, or agent of the Company, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for his own actions.

         13. Entire contract. This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements. There are no other agreements, representations or warranties not set forth herein.

         14. Notices. All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the Company or the Representative at their last known addresses.

         15. Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

         16. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         17. Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         19. Binding effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

         20. Arbitration. Other than a lawsuit seeking injunctive relief as provided for in Section 21, all disputes relating to commissions in an amount in excess of $5,000 shall be arbitrated in the following manner: The party desiring the arbitration shall give written notice to the other party, naming an arbitrator and requesting that the party to whom the notice is addressed name an arbitrator within ten days. The two so selected shall select a third, and the decision of any two of the three shall be binding upon the parties hereto. Should either party fail to appoint an arbitrator within the ten-day period, or if the two selected are unable to agree upon the third arbitrator within the period of ten days next succeeding their appointment, the selection of the additional arbitrator shall be made by the then acting president of Judicial Arbitrations & Mediations, Inc. (JAMS), Phoenix, Arizona.

         21. Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

         22.      Indemnification and Contribution

         (a) INDEMNIFICATION BY THE COMPANY. The Company shall indemnify and hold harmless Representative, and each of their respective officers and directors and each person who controls the Representative (each such person being sometimes hereinafter referred to as an "REPRESENTATIVE INDEMNIFIED PERSON") from and against any losses, claims, damages or liabilities, joint or several, to which such Representative Indemnified Person may become subject as a result of any breach of any representation or covenant contained herein; and the Company hereby agrees to reimburse such Representative Indemnified Person for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred;

         (b) INDEMNIFICATION BY REPRESENTATIVE. Representative shall indemnify and hold harmless the Company, and each of their respective officers and directors and each person who controls the Representative (each such person being sometimes hereinafter referred to as an "COMPANY INDEMNIFIED PERSON") from and against any losses, claims, damages or liabilities, joint or several, to which such Company Indemnified Person may become subject as a result of any breach of any representation or covenant contained herein; and Representative hereby agrees to reimburse such Company Indemnified Person for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred

         (c) NOTICE OF CLAIMS, ETC. Promptly after receipt by a party seeking indemnification pursuant to this Section 22 eithet the Company Identified Person or the Representative Indemnified Person (each being referred to herein as an "INDEMNIFIED PARTY") of written notice of any investigation, claim, proceeding or other action in respect of which indemnification is being sought (each, a "CLAIM"), the Indemnified Party promptly shall notify the party against whom indemnification pursuant to this Section 22 is being sought (the "INDEMNIFYING PARTY") of the commencement thereof; but the omission to so notify the Indemnifying Party shall not relieve it from any liability that it otherwise may have to the Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced and forfeits substantive rights and defenses by reason of such failure. In connection with any Claim as to which both the Indemnifying Party and the Indemnified Party are parties, the Indemnifying Party shall be entitled to assume the defense thereof. Notwithstanding the assumption of the defense of any Claim by the Indemnifying Party, the Indemnified Party shall have the right to employ separate legal counsel and to participate in the defense of such Claim, and the Indemnifying Party shall bear the reasonable fees, out-of-pocket costs and expenses of such separate legal counsel to the Indemnified Party if (and only if): (x) the Indemnifying Party shall have agreed to pay such fees, costs and expenses, (y) the Indemnified Party and the Indemnifying Party shall reasonably have concluded that representation of the Indemnified Party by the Indemnifying Party by the same legal counsel would not be appropriate due to actual or, as reasonably determined by legal counsel to the Indemnified Party, potentially differing interests between such parties in the conduct of the defense of such Claim, or if there may be legal defenses available to the Indemnified Party that are in addition to or disparate from those available to the Indemnifying Party, or (z) the Indemnifying Party shall have failed to employ legal counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time after notice of the commencement of such Claim. If the Indemnified Party employs separate legal counsel in circumstances other than as described in clauses (x),
(y) or (z) above, the fees, costs and expenses of such legal counsel shall be borne exclusively by the Indemnified Party. Except as provided above, the Indemnifying Party shall not, in connection with any Claim in the same jurisdiction, be liable for the fees and expenses of more than one firm of counsel for the Indemnified Party (together with appropriate local counsel). The Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), settle or compromise any Claim or consent to the entry of any judgment that does not include an unconditional release of the Indemnifying Party from all liabilities with respect to such Claim or judgment.


         23. Company will add Representation as an additional insured on all product liability coverage.




         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                    VITAL LIVING INC.

                                    By:_____________________
                                       Stuart Benson

                                    HEALTHCARE FINANCIAL SERVICES, INC.

                                    By: ___________________________

                          EXHIBIT "COMMISSION SCHEDULE"

I.  MODELS

         A. MEDICAL RX MODEL

                  1. THE COMPANY SHALL PAY A COMMISSION OF 15% ON SALES AS DEFINED IN 3(a). SCHEDULE OF PAYMENT IS AS FOLLOWS:

                                    1ST 30-DAY ORDER = 15%
                                    2ND 30-DAY ORDER =  0%
                     3RD 30-DAY ORDER = 15% OF 2ND AND 3RD 30-DAY ORDER

                  2. THE COMPANY SHALL PAY A COMMISSION ON SALES GENERATED BY A DISPENSING PRACTITIONER. A "DISPENSING PRACTITIONER" SHALL BE DEFINED AS THOSE PHYSICIAN OFFICES, AND/OR HEALTHCARE CLINICS THAT AGREE TO PURCHASE THE PRODUCT(S) AT A DISCOUNT PRICE, AND THEN SELL THE PRODUCT(S) DIRECT TO THEIR PATIENTS (CUSTOMERS). THE COMMISSION SCHEDULE FOR THE REP THAT PROCURES A "DISPENSING ACCOUNT", IS AS FOLLOWS:

                           a) A BASELINE OF SALES WILL BE ESTABLISHED FOR A FOUR
                           (4) WEEK PERIOD. DURING THIS PERIOD ANY AND ALL PRODUCT(S) SALES WILL BE COMMISSIONED AT A 15% RATE OF PURCHASE PRICE.

                           b) ONCE A BASELINE IS ESTABLISHED FOR THE DISPENSING ACCOUNT, COMMISSIONS WILL BE PAID ON ANY AND ALL PRODUCT(S) PURCHASED BY THE "DISPENSING ACCOUNT", ABOVE AND BEYOND THE ESTABLISHED BASELINE AT AN 8% RATE OF PURCHASE PRICE.

II. PRICING

         A. MEDICAL MODEL

                  1.       ESSENTUM          $ 49.95

                  2.       ESSENTUM NP       $ 49.95

         B. DISPENSING MODEL

                  1.       WHOLESALE

                             a)     ESSENTUM              $ 30.00

                             b)     ESSENTUM NP           $ 30.00

                  2.       WHOLESALE WITH VOLUME DISCOUNT

                             a)     ESSENTUM              $ 30.00

                             b)     ESSENTUM NP           $ 30.00

                              EXHIBIT "BENCHMARKS"

TIMEFRAME            C/O ATTAINMENT            #SALES
 30 DAYS                   30%                    90

 60 DAYS                   60%                   180

 90 DAYS                   80%                   240

120 DAYS                  100%                   300

                               EXHIBIT E- EXPENSES

SALES REPRESENTATIVES

Limit

-    $1500 per sales representative to cover the entire 120day launch

- Where rep anticipates spending more than $375 in any given 30 day period, such expense requires pre-approval from J. Ledesma.

- Any expense over $500 in any 30 day period requires approval from E.VP approval.

Expenses covered

-    Meals and entertainment of customers.

- Professional Relations - gifts (under $25 value) or services (e.g. special printing) offered to customers/accounts

Requirements -

- All expenses must be submitted to J. Ledesma for approval within 3 days of close of period.

- Expense reports will be submitted on standard format provided to each representative and will be submitted as hard copy originals with receipts. Photocopies must be retained by representatives for personal records.

- No expense will be accepted without a receipt. No `tear off' restaurant receipts can be accepted.

- All meal/entertainment expenses must be detailed on the Expense Report Form to include: (1) those in attendance and (2) purpose of meeting.

- J. Ledesma will submit all reports (approved and unapproved) to J.Freeman for final approval within 7 days of close of period. Any expenses remaining unapproved will be resolved by J.Ledesma and J.Freeman within 30 days of close of period. Any expenses not receiving final approval will be refused.

Overnight Travel

- Sales Representatives will focus their activity on their immediate metropolitan area. Any overnight travel is an exception, must be pre-approved by J. Ledesma and will be covered separately (not offset against the Sales Representatives $1500 budget).

- Guidelines. Destination is more than 2.5 hours drive time from representative's location. Hotel accommodation is modest (under $120/night total). A per diem expense of up to $30/day will be provided with appropriate receipts. Outbound meal expenses will cover lunch and dinner, inbound will cover breakfast and lunch.

ADDITIONAL EXPENSE BUDGET (DISCRETIONARY)

Extraordinary Expenses.

- J.Ledesma can request additional Special Program Funds for individual Territories up to a $1750 per Territory limit during the 120day launch period. Special Program Funds can be considered for programs where reasonable costs would exceed the $375 per month guideline (e.g. speaker programs, roundtable dinners).

- Sales Representative must submit a proposal to J.Ledesma a minimum of 10 working days prior to the program outlining (1) business plan for program
     (2) invitees (3) projected impact on sales (4) estimate of costs.

- J.Ledesma will forward any approved proposals to J.Freeman for final approval of funding at a minimum of 5 working days prior to proposed date.